EXHIBIT 10.1

First Amendment to Asset Purchase Agreement

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is dated as of December 13, 2016, by and between HIP CUISINE, INC., a Florida corporation (“Purchaser”), and RAWKIN BLISS, L.L.C., a California limited liability company (“ Seller”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement as defined herein.

RECITALS

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of October 24, 2016 (as the same may from time to time be amended, modified, supplemented, or restated, the “ Purchase Agreement ”); and

WHEREAS, in accordance with Section 6.1 of the Purchase Agreement, the Parties have agreed to amend the Purchase Agreement pursuant to this Amendment, as set forth herein.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Party agrees to amend the Purchase Agreement as follows:

1.	Amendment to Assumed Liabilities and Purchased Assets. Purchaser shall assume an additional $12,203 in liabilities for equipment loans for total Assumed Liabilities of $312,203. Seller will assign and transfer to Purchaser additional Purchased Assets consisting of $153,500 of leasehold improvements, $23,750 of equipment and $111,000 in cash, for a total of $288,250 of Purchased Assets.

2.	Amendment to Indemnity. Purchaser shall indemnify and hold Seller and/or its members harmless, against any actual, pending or threatened actions, suits or claims against the Seller and/or its members which have been disclosed to Purchaser on or before December 1, 2016, and not otherwise covered by Seller’s applicable liability insurance policies. This indemnity shall not apply to any actual, pending or threatened actions, suits or claims that have not been disclosed by Seller to Purchaser on or before December 1, 2016, and shall only apply to any costs or expenses incurred as the result of any such disclosed actual, pending or threatened actions, suits or claims against the Seller and/or its members after December 1, 2016.

3.	Binding. The provisions of this Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.	Effectiveness; Effective Date. Except to the extent specifically set forth herein, all other terms and provisions of the Purchase Agreement shall remain in full force and effect without change. This Amendment shall be effective as of the date first set forth above.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law provisions thereof.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

“PURCHASER”

HIP CUISINE, INC., a Florida corporation

By:	/s/ Natalia Lopera
Natalia Lopera, Chief Executive Officer

“SELLER”

RAWKINS BLIS, LLC, a California limited liability company

By:	/s/ Lawrence Biggs
Lawrence Biggs, its Managing Member

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